EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550

CERADYNE INC. REITERATES 2006 GUIDANCE

PROVIDES INITIAL 2007 GUIDANCE

Costa Mesa, Calif.—June 5, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) announced at its first Analyst Day at its Costa Mesa and Irvine, California, manufacturing facilities, the reiteration of its 2006 guidance of a sales range of $590 million to $610 million and an earnings range of $3.80 to $4.00 per diluted share.

Additionally, Ceradyne provided early 2007 guidance of a sales range of $665 million to $680 million with earnings of $4.25 to $4.50 per diluted share.

Joel Moskowitz, Ceradyne chief executive officer, commented: “From time to time, Ceradyne has provided annual guidance on its expectations for future financial performance. Usually, our initial annual guidance for the following year is made late in the preceding year, along with the third-quarter financial results. However, we now believe that it would be helpful to the financial community if Ceradyne provided early guidance for all of 2007. Because of the early timing of this guidance, we caution the financial community that this guidance has an even greater uncertainty than Ceradyne’s prior annual guidance projections. We do not now have the backlog of orders to support these projections, nor are there clear assurances we will receive sufficient orders to meet these guidance numbers.

“The 2007 guidance represents Ceradyne management’s estimates and projections as of June 2006 as to what all of 2007 will look like from organic operations. It is based on our current understanding of 2006 and, in good part, relies on receiving continuing orders from the U.S. Army for ESAPI and ESBI (side plates).”

Moskowitz added: “As we have stated in the past, and again repeat, Ceradyne’s guidance is predicated on our current and anticipated order input, backlog, planned lightweight ceramic body armor deliveries and projected sales in non-defense markets including industrial, energy, diesel/automotive engines and consumer applications. In addition to our backlog and current order rate, we are basing our body armor projections on non-binding discussions with the U.S. government.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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